EXHIBIT 99.1

Hutchinson Technology Updates the Status of Its Operations in Thailand

HUTCHINSON, Minn., Oct. 11, 2011 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (Nasdaq:HTCH) today reported that floodwaters have continued to rise and have now entered its assembly plant in the Rojana Industrial Park in Ayutthaya, Thailand. As previously disclosed, the industrial park is without power and an evacuation of the park had been ordered. The company is increasing its production output at its U.S. assembly operations and using existing inventory to meet customer demand.

The company said that the extent of the damage caused by the flood and the timeframe for resuming operations in Thailand are unknown at this time. The company is insured against flood damage and also carries business interruption insurance.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. The company's Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives. The company's BioMeasurement Division is focused on bringing to the market new technologies and products that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding the company's assembly operations in Thailand and the U.S. and shipments of the company's products.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, the company's ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

CONTACT:  INVESTOR CONTACT:
          Chuck Ives
          Hutchinson Technology Inc.
          320-587-1605

          MEDIA CONTACT:
          Connie Pautz
          Hutchinson Technology Inc.
          320-587-1823